Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Delivers 44% EPS Growth in Third Quarter 2005

Third Quarter 2005 Highlights

•	Earnings per share of $0.46, up 44%.

•	Operating income of 80.8 million, up 26%.

•	Operating margins up 80 bps. to 11.3%.

•	Net sales of $716.3 million, up 18%.

•	Cash flow of $76.0 million brings YTD total Free Cash Flow to $95.2 million.

•	Water margins of 11.7%, up 60 bps.

•	Water business integration activities captured $26 million YTD in net synergies.

GOLDEN VALLEY, Minn. — October 25, 2005 — Pentair (NYSE: PNR) today announced its third quarter 2005 results, highlighting a 44 percent year-over-year increase in earnings per share (EPS) from continuing operations on a sales gain of 18 percent. Sales growth on a pro forma basis, assuming WICOR had been acquired at the beginning of the third quarter of 2004, and excluding favorable foreign currency exchange, was approximately seven percent.

According to Pentair Chairman and Chief Executive Officer, Randall J. Hogan, “Pentair made excellent progress on several fronts in the third quarter. We delivered seven percent pro forma sales growth, achieved our 15th consecutive quarter of sequential margin improvement in Enclosures, increased Water Group margins 60 basis points, and captured water business net integration synergies of $11 million. Our net integration synergy savings on a year-to-date basis are approximately $26 million, with our current full year estimate of $37 million compared to our goal of $30 million. Strong sales in pool and enclosure markets and continued success in implementing our Pentair Integrated Management System (PIMS), helped offset manufacturing move-related expenses, lower growth in retail pump and residential filtration markets, and inflationary pressures.

“We are on track with our integration synergies, yet we saw a decline in our price to inflation spread from the first half of 2005,” Hogan said. “We expect this price to inflation pressure to continue into the fourth quarter as raw material input costs continue to rise ahead of price increases. This tighter spread, together with investments in Asia and in acquisition activity, will affect earnings in the fourth quarter. Therefore, we now expect fourth quarter 2005 earnings from continuing operations in a range between $0.40 and $0.42, approximately 25 percent higher than the same period last year. As a result, EPS from continuing operations is expected to gain 40 percent in 2005 compared to 2004. In addition, we are initiating guidance for 2006 EPS in a range between $2.20 and $2.30, assuming sales growth in the mid-single digits and excluding the pending adoption of SFAS No.123-R requiring the expensing of stock options.

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“Our previously announced acquisition of APW’s thermal management businesses will expand our Enclosures Group offering with the capability to provide advanced thermal solutions,” Hogan said. “We are assuming the transaction will close in the fourth quarter and have included a slightly dilutive impact in our fourth quarter 2005 EPS guidance. We do expect the acquisition will be accretive to earnings within the first 12 months.”

Third Quarter 2005 Financial Comments

Earnings:

Operating income totaled $80.8 million, 26 percent greater than the $64.1 million reported in the same period last year. Operating margins of 11.3 percent in the third quarter reflected a gain of 80 basis points over the year-earlier level of 10.5 percent. EPS from continuing operations of $0.46 was 44 percent higher than third quarter 2004 EPS from continuing operations of $0.32.

Third quarter 2005 EPS included a $1.0 million favorable tax accrual adjustment related to the recently filed 2004 Federal tax return. The overall effective tax rate of 32.3 percent was due to this one-time item and adjusting the year-to-date tax run rate from 35.5 percent to 35.0 percent. These adjustments combined added $0.02 to earnings in the third quarter.

Revenue:

Net sales totaled $716.3 million, up 18 percent from $607.8 million in the same period a year ago. Sales growth on a pro forma basis, assuming WICOR had been acquired at the beginning of the third quarter of 2004, and excluding favorable foreign currency exchange, was approximately seven percent.

Cash:

Cash flow totaled $76.0 million, bringing free cash flow for the first nine months of 2005 to $95.2 million. Pentair has revised its free cash flow expectations for 2005 to a range of between $170 million and $190 million due primarily to higher than previously anticipated working capital related to increases in safety stocks of certain critical materials, such as resins and motors. In addition, Pentair is experiencing higher inventories on products sourced out of Asia. Pentair expects these conditions will be mitigated throughout 2006 as the supply chain is optimized.

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Water Group Third Quarter Comments

•	Sales of $515.9 million were up 21 percent over the same period last year, and were up approximately five percent on a pro forma basis, assuming WICOR had been acquired at the beginning of the third quarter of 2004.

•	Pool equipment sales grew in the high teens as favorable weather conditions combined with successful fall stocking programs.

•	Specialty pump sales were up in the high single digits, spurred by strong municipal, industrial, and agriculture equipment demand, and by pricing actions.

•	European water sales rebounded, driven by successful share gains in pump, and strong penetration of the food and beverage markets with filtration products.

•	New products were significant in driving sales and included new transfer, split-case, and solids handling pumps; and new pool lighting products, and control systems.

•	Operating income totaled $60.3 million, up 27 percent compared to the same period last year, driven by pricing and synergy savings.

•	Margins expanded to 11.7 percent, a gain of 60 basis points over the same period last year.

•	The integration of the water businesses continued on-track with $26 million in net savings realized during the first nine months of 2005 against a total year goal of $30 million.

•	Of the three ongoing plant shutdowns in the quarter, two were completed and one is still in progress. Two low-cost country plants were ramping up to accommodate the product relocated as a result of the shutdowns. The shutdown still in process was delayed to ensure that our processes were stable at the new location, which manufactures water storage tanks. We are now gaining NSF approval for the tank products, and are on-track to complete the move in February.

•	Inflationary pressures increased during the third quarter, with raw material and energy costs rising and closing the margin gap between price and inflation.

Enclosures Group Third Quarter Comments

•	Sales of $200.4 million grew 11 percent over the same period last year. Favorable foreign currency exchange accounted for less than one percent of the growth.

•	The Group continued to grow in North America, with strong sales in the industrial, commercial, medical and networking markets. Sales in China more than doubled compared to the same period in 2004. Enclosures’ growth in Europe remained weak in a tough market environment.

•	Enclosures rolled out a number of new products targeting growth in specific end markets. New cable management and data interface products were introduced to drive growth in the networking market, while two new cabinets were targeted toward high thermal load applications. The previously announced Varistar cabinet line also continues to ramp quickly and customer interest is strong.

•	Operating income set a new third quarter record of $28.5 million, up 23 percent compared to the same period last year, driven by volume, supply savings, productivity improvements, and pricing.

•	Margins reached 14.2 percent, expanding by 140 basis points over the third quarter 2004, and delivering the Enclosures Group’s 15th consecutive quarter of sequential margin improvement.

•	Raw material costs increased about six percent in the quarter, and were offset by actions in both pricing and productivity. Steel costs are expected to moderate through the balance of the year, although higher transportation and energy costs are anticipated.

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A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Caution concerning forward-looking statements

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to integrate the WICOR acquisition successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to close and integrate the acquisition of APW’s thermal management businesses; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
In thousands, except per-share data	October 1 2005	October 2 2004	October 1 2005	October 2 2004
Net sales	$716,308	$607,767	$2,214,466	$1,626,653

Cost of goods sold	515,467	437,983	1,574,254	1,155,145

Gross profit	200,841	169,784	640,212	471,508
% of net sales	28.0%	27.9%	28.9%	29.0%

Selling, general and administrative	108,917	96,882	338,479	264,794
% of net sales	15.2%	15.9%	15.3%	16.3%

Research and development	11,148	8,803	33,107	21,521
% of net sales	1.5%	1.5%	1.5%	1.3%

Operating income	80,776	64,099	268,626	185,193
% of net sales	11.3%	10.5%	12.1%	11.4%

Gain on sale of investment	—	—	5,199	—

Net interest expense	10,752	11,172	33,726	26,317
% of net sales	1.5%	1.8%	1.5%	1.6%

Income from continuing operations before income taxes	70,024	52,927	240,099	158,876
% of net sales	9.8%	8.7%	10.8%	9.8%

Provision for income taxes	22,649	19,835	84,897	55,548
Effective tax rate	32.3%	37.5%	35.4%	35.0%

Income from continuing operations	47,375	33,092	155,202	103,328

Income from discontinued operations, net of tax	—	14,810	—	40,247

Net income	$47,375	$47,902	$155,202	$143,575

Earnings per common share
Basic
Continuing operations	$0.47	$0.33	$1.54	$1.04
Discontinued operations	—	0.15	—	0.41

Basic earnings per common share	$0.47	$0.48	$1.54	$1.45

Diluted
Continuing operations	$0.46	$0.32	$1.51	$1.02
Discontinued operations	—	0.15	—	0.40

Diluted earnings per common share	$0.46	$0.47	$1.51	$1.42

Weighted average common shares outstanding

Basic	100,922	99,502	100,685	99,083

Diluted	102,973	102,059	102,894	101,428

Cash dividends declared per common share	$0.130	$0.110	$0.390	$0.320

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	October 1 2005	December 31 2004	October 2 2004
Assets
Current assets
Cash and cash equivalents	$49,352	$31,495	$78,794
Accounts and notes receivable, net	428,486	396,459	397,098
Inventories	344,676	323,676	315,414
Current assets of discontinued operations	—	—	394,937
Deferred tax assets	63,098	49,074	45,304
Prepaid expenses and other current assets	28,244	24,433	30,967

Total current assets	913,856	825,137	1,262,514

Property, plant and equipment, net	316,491	336,302	335,976

Other assets
Non-current assets of discontinued operations	—	393	565,071
Goodwill	1,637,020	1,620,404	1,619,635
Intangibles, net	251,308	258,126	259,770
Other	61,739	80,213	83,839

Total other assets	1,950,067	1,959,136	2,528,315

Total assets	$3,180,414	$3,120,575	$4,126,805

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$850,000
Current maturities of long-term debt	4,003	11,957	9,865
Accounts payable	183,376	195,289	184,741
Employee compensation and benefits	90,722	104,821	88,779
Accrued product claims and warranties	43,252	42,524	35,200
Current liabilities of discontinued operations	192	192	209,339
Income taxes	44,134	27,395	49,697
Accrued rebates and sales incentives	41,397	41,618	40,292
Other current liabilities	114,176	103,083	97,239

Total current liabilities	521,252	526,879	1,565,152

Long-term debt	685,354	724,148	737,719
Pension and other retirement compensation	142,584	135,356	129,779
Post-retirement medical and other benefits	70,794	69,667	58,007
Deferred tax liabilities	143,533	142,873	140,656
Other non-current liabilities	69,369	70,804	63,875
Non-current liabilities of discontinued operations	2,027	3,054	41,598

Total liabilities	1,634,913	1,672,781	2,736,786

Shareholders’ equity	1,545,501	1,447,794	1,390,019

Total liabilities and shareholders’ equity	$3,180,414	$3,120,575	$4,126,805

Days sales in accounts receivable (13 month moving average)	55	52	52
Days inventory on hand (13 month moving average)	70	62	58
Days in accounts payable (13 month moving average)	56	57	56
Debt/total capital	30.8%	33.7%	53.5%

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended
In thousands	October 1 2005	October 2 2004
Operating activities
Net income	$155,202	$143,575
Adjustments to reconcile net income to net cash provided by operating activities
Net income from discontinued operations	—	(40,247)
Depreciation	43,144	34,946
Amortization	17,818	10,310
Deferred income taxes	3,457	(449)
Stock compensation	777	—
Gain on sale of investment	(5,199)	—
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(43,760)	13,611
Inventories	(29,435)	(46,043)
Prepaid expenses and other current assets	(4,458)	(13,835)
Accounts payable	(8,374)	14,090
Employee compensation and benefits	(23,876)	6,127
Accrued product claims and warranties	290	2,009
Income taxes	17,637	24,602
Other current liabilities	3,875	28,914
Pension and post-retirement benefits	11,911	7,121
Other assets and liabilities	(4,115)	(1,059)

Net cash provided by continuing operations	134,894	183,672
Net cash provided by (used for) operating activities of discontinued operations	(634)	14,031

Net cash provided by operating activities	134,260	197,703

Investing activities
Capital expenditures	(50,597)	(28,553)
Proceeds from sale of property and equipment	11,534	—
Acquisitions, net of cash acquired	(10,515)	(877,717)
Divestitures	(10,574)	—
Proceeds from sale of investment	23,599	—
Other	(950)	—

Net cash used for investing activities	(37,503)	(906,270)

Financing activities
Net short-term borrowings	—	845,838
Proceeds from long-term debt	403,425	231,516
Repayment of long-term debt	(448,148)	(317,152)
Proceeds from exercise of stock options	7,029	10,225
Dividends paid	(39,889)	(32,042)

Net cash provided by (used for) financing activities	(77,583)	738,385

Effect of exchange rate changes on cash	(1,317)	987

Change in cash and cash equivalents	17,857	30,805
Cash and cash equivalents, beginning of period	31,495	47,989

Cash and cash equivalents, end of period	$49,352	$78,794

Free cash flow
Net cash provided by operating activities	$134,260	$197,703

Less capital expenditures continuing operations	(50,597)	(2,793)
Less capital expenditures discontinued operations	—	(5,760)
Proceeds from sale of property and equipment	11,534	—

Free cash flow	$95,197	$69,150

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Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2005	Second Qtr 2005	Third Qtr 2005	Nine Months 2005	First Qtr 2004	Second Qtr 2004	Third Qtr 2004	Nine Months 2004
Net sales to external customers
Water	$512,088	$585,657	$515,945	$1,613,690	$313,981	$353,316	$426,670	$1,093,967
Enclosures	197,547	202,866	200,363	600,776	174,472	177,117	181,097	532,686

Consolidated	$709,635	$788,523	$716,308	$2,214,466	$488,453	$530,433	$607,767	$1,626,653

Intersegment sales
Water	$22	$187	$280	$489	$21	$29	$26	$76
Enclosures	402	630	407	1,439	332	986	3	1,321
Other	(424)	(817)	(687)	(1,928)	(353)	(1,015)	(29)	(1,397)

Consolidated	$—	$—	$—	$—	$—	$—	$—	$—

Operating income (loss)
Water	$61,803	$93,481	$60,278	$215,562	$41,547	$59,253	$47,410	$148,210
Enclosures	25,926	27,078	28,531	81,535	19,354	21,590	23,211	64,155

Other	(11,356)	(9,082)	(8,033)	(28,471)	(10,791)	(9,859)	(6,522)	(27,172)

Consolidated	$76,373	$111,477	$80,776	$268,626	$50,110	$70,984	$64,099	$185,193

Operating income as a percent of net sales
Water	12.1%	16.0%	11.7%	13.4%	13.2%	16.8%	11.1%	13.5%
Enclosures	13.1%	13.3%	14.2%	13.6%	11.1%	12.2%	12.8%	12.0%
Consolidated	10.8%	14.1%	11.3%	12.1%	10.3%	13.4%	10.5%	11.4%